Exhibit 8.1

2200 Ross Avenue, Suite 2800 Dallas, TX 75201 Telephone: 214-740-8000 Fax: 214-740-8800 www.lockelord.com

June 21, 2021

Lamar Advertising Company

5321 Corporate Boulevard

Baton Rouge, LA 70808

Ladies and Gentlemen:

We have acted as counsel for Lamar Advertising Company, a Delaware corporation (the “Company”), in connection with its filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) with the Securities and Exchange Commission (the “SEC”) relating to the registration by the Company of an indeterminate number of shares of the Company’s Class A Common Stock, par value $0.001 per share (the “Shares”) that may be offered from time to time.

This opinion letter relates to the qualification of the Company for U.S. federal income tax purposes as a real estate investment trust (a “REIT”) for all taxable years commencing with the Company’s taxable year ended December 31, 2014, and the accuracy of certain matters discussed in the Registration Statement under the heading “Material United States Federal Income Tax Considerations.”

In rendering the following opinions, we have reviewed and relied upon the Company’s Amended and Restated Certificate of Incorporation, as amended, and the Company’s Amended and Restated Bylaws, each as in effect as of November 18, 2014 and through the date hereof (the “Organizational Documents”) and have further assumed that the Company has not made and will not make any amendments to the Organizational Documents after the date of this opinion that would adversely affect its qualification as a REIT under the Code. For purposes of this opinion letter, we have assumed, without independent investigation or verification, (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity to the original documents of copies obtained by us from filings with the SEC, (v) the conformity, to the extent relevant to our opinions, of final documents to all documents submitted to us as drafts, (vi) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (vii) due execution and delivery of all such documents by all the parties thereto, (viii) the compliance of each party with all material provisions of such documents, and (ix) the truth, accuracy and completeness of all information and factual

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June 21, 2021

matters contained in the records, documents and instruments made available to us. We have further assumed that each of the parties to each of the documents referred to herein fully complies with all of its obligations thereunder and that there are not arrangements, understandings or agreements among any of the parties relating to such documents other than those evidenced by such documents.

We also have reviewed and relied upon (i) the representations and covenants of the Company contained in the letter that it provided to us in connection with the preparation of this opinion letter (the “REIT Certificate”) regarding the formation, organization, ownership and operations of the Company and other matters affecting the Company’s ability to qualify as a REIT, (ii) a private letter ruling received by the Company from the Internal Revenue Service (the “IRS”) as to certain matters pertaining to the Company’s qualification as a REIT (the “Ruling”), (iii) the forms of certain contracts entered into between any taxable REIT subsidiary of the Company and each partnership, limited liability company or trust in which the Company directly or indirectly owns an interest, the forms of which are attached to the REIT Certificate, and (iv) such other documents or records as we have deemed necessary or appropriate for rendering these opinions. We assume that each of the representations and covenants in the REIT Certificate has been, is and will be true, correct and complete, and not breached. We also assume that the Company and its subsidiaries have been, are and will be owned and operated in accordance with the REIT Certificate and that all representations and covenants that speak to the best of knowledge and belief (or mere knowledge and/or belief) of any person(s) or party(ies), or are subject to similar qualification, have been, are and will continue to be true, correct and complete as if made without such qualification. To the extent such representations and covenants speak to the intended ownership or operations of any entity, we assume that such entity will in fact be owned and operated in accordance with such stated intent. We further assume that the facts set forth in the Ruling have been and continue to be accurate and complete insofar as they relate to the matters that are the subject of the Ruling and that the Ruling will remain in effect and will not be revoked by the IRS. We have assumed that none of the documents referred to above has been or will be amended, modified, supplemented or otherwise altered in any respect.

Based upon the foregoing and subject to the limitations set forth herein, we are of the opinion that, commencing with its taxable year ended December 31, 2014: (1) the Company has been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”); (2) the Company’s prior, current and proposed future ownership, organization and method of operations as described in the REIT Certificate have allowed and will continue to allow the Company to satisfy the requirements for qualification and taxation as a REIT; and, (3) the statements set forth under the heading “Material United States Federal Income Tax Considerations” in the Registration Statement, insofar as such statements describe applicable U.S. federal income tax law, are correct in all material respects.

We express no opinion other than the opinions expressly set forth herein. Although the conclusions set forth herein represent our best judgment as to the probable outcome on the merits of such matters, our opinions are not binding on the IRS or a court. The IRS may

Lamar Advertising Company

June 21, 2021

disagree with and challenge our conclusions, and a court could sustain such a challenge. Our opinions are based upon the Code, the Treasury regulations promulgated thereunder and existing administrative and judicial interpretations thereof (including the practices and policies of the IRS in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as in effect as of the date of this opinion letter or, to the extent different and relevant for a prior taxable year or other period, as in effect for the applicable taxable year or period. The IRS has not issued Treasury regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. Changes in applicable law could cause the U.S. federal income tax treatment of the Company to differ materially and adversely from the treatment described herein and render the tax discussion in the Registration Statement incorrect or incomplete. The foregoing opinions are limited to the U.S. federal tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. If any one of the representations, covenants or assumptions that we have relied upon to issue these opinions is incorrect in a material respect, our opinions might be adversely affected and may not be relied upon.

In rendering our opinions, we have relied solely on the documents set forth above and the assumptions set forth herein. For purposes of our opinions, we have not investigated or verified the accuracy of any of the representations in the REIT Certificate, the Ruling or any of our assumptions. We also have not investigated or verified the ability of the Company and its subsidiaries to operate in compliance with the REIT Certificate, the Ruling, any document we reviewed in connection with our opinion, or our assumptions. Differences between the actual ownership and operations of such entities and the prior, proposed and intended ownership and operations described in the REIT Certificate, the Ruling, other documents we reviewed in connection with our opinion, or our assumptions could result in U.S. federal income tax treatment of the Company that differs materially and adversely from the treatment described herein. The Company’s actual qualification as a REIT depends on the Company meeting and having met, in its actual ownership and operations, the applicable asset composition, source of income, shareholder diversification, distribution and other requirements of the Code necessary for a corporation to qualify as a REIT. We will not monitor actual results or verify the Company’s compliance with the requirements for qualification and taxation as a REIT, and no assurance can be given that the actual ownership and operations of the Company and its affiliates have satisfied or will satisfy those requirements.

Our opinions do not preclude the possibility that the Company may need to utilize one or more of the various “savings provisions” under the Code and the Treasury regulations promulgated thereunder that would permit the Company to cure certain violations of the requirements for qualification and taxation as a REIT. Utilizing such savings provisions could require the Company to pay significant penalty or excise taxes and/or interest charges and/or make additional distributions to shareholders that the Company otherwise would not make.

Lamar Advertising Company

June 21, 2021

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Locke Lord LLP under the caption “Material United States Federal Income Tax Considerations” and elsewhere in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act, or the rules and regulations promulgated thereunder by the SEC.

This opinion letter speaks only as of the date hereof, and we undertake no obligation to update this opinion letter or to notify any person of any changes in facts, circumstances or applicable law (including without limitation any discovery of any facts that are inconsistent with the REIT Certificate or our assumptions).

Very truly yours,

/s/ Locke Lord LLP

LOCKE LORD LLP